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                        [ROSENMAN & COLIN LLP LETTERHEAD]

September 20, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

      We have been requested by Nantucket Island Associates Limited Partnership (the "Partnership"), a Delaware limited partnership, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-3 (Registration No. 33-07571) with respect to the registration of 785 preferred limited partnership interests (the "Interests") of the Partnership.

      We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that when the Registration Statement has become effective under the Securities Act of 1933, when the Interests have been qualified as required under the laws of those jurisdictions in which they are to be issued and sold, and when the Interests have been issued and paid for in the manner described in the Registration Statement, the Interests will have been validly issued and fully paid.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                                        Very truly yours,

                                        ROSENMAN & COLIN LLP


                                        By  /s/ JAYSHREE PARTHASARATHY
                                            --------------------------
                                            A Partner